Exhibit 11


                           SONAT INC. AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE

                                                                     Three Months                       Six Months
                                                                    Ended June 30,                    Ended June 30,
                                                                1997              1996            1997              1996
                                                                          (In Thousands Except Per-Share Amounts)

         Primary Earnings Per Share(1)

Net Income                                                      $36,223          $40,595          $103,069          $86,164
                                                                =======          =======          ========          =======

Common Stock and Common Stock Equivalents:

    Weighted Average Number of Shares
       of Common Stock Outstanding                               86,026           86,208            86,127           86,168
    Common Stock Equivalents Applicable
       to Outstanding Stock Options                               1,699            1,492             1,630            1,247
                                                                -------          -------          --------          -------

    Weighted Average Number of Shares
       of Common Stock and Common Stock
       Equivalents Outstanding                                   87,725           87,700            87,757           87,415
                                                                =======          =======          ========          =======


Primary Earnings Per Share                                      $   .41          $   .46          $   1.17          $   .99
                                                                =======          =======          ========          =======























(1) This calculation is submitted in accordance with Regulation S-K Item 601(b)(11) although not required by Footnote 2 to Paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%. For this reason, the primary earnings per share amounts shown may not agree with earnings per share shown on the Condensed Consolidated Statements of Income in Part I.